UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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☐	Soliciting Material Pursuant to §240.14a-12

MANATRON, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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510 East Milham Avenue
Portage, Michigan 49002

September 1, 2006

To Our Shareholders:

          You are cordially invited to attend the 2006 Annual Meeting of Shareholders of Manatron, Inc. The meeting will be held at the Western Michigan University Fetzer Center, in Kalamazoo, Michigan, on Thursday, October 5, 2006, at 10:00 a.m., local time.

          On the following pages, you will find the Notice of Annual Meeting of Shareholders and the Proxy Statement. The Proxy Statement and enclosed proxy card are being furnished to shareholders on or about September 1, 2006. A report on Manatron's activities and its outlook for the future also will be presented at the meeting.

          It is important that your shares be represented and voted at the Annual Meeting, regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting, we urge you to sign, date and return as soon as possible the enclosed proxy card. Sending a proxy will not affect your right to vote in person if you attend the meeting. However, if you hold your stock in a broker or bank "street" account and wish to vote your shares in person at the meeting, you must obtain the appropriate documentation from your broker or bank custodian and bring it with you to the meeting.

Portage, Michigan September 1, 2006	Respectfully, Randall L. Peat Chairman of the Board of Directors

Your Vote is Important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

510 East Milham Avenue
Portage, Michigan 49002

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

          The Annual Meeting of Shareholders of Manatron, Inc. will be held at the Western Michigan University Fetzer Center, in Kalamazoo, Michigan, on Thursday, October 5, 2006, at 10:00 a.m., local time, for the following purposes:

(i)	To elect three directors to serve three-year terms expiring in 2009;

(ii)	To vote on ratification of the appointment of Ernst & Young LLP as Manatron, Inc.'s independent auditors for the current fiscal year;

(iii)	To approve the Manatron, Inc. 2006 Executive Stock Incentive Plan; and

(iv)	To transact any other business that may properly come before the meeting.

          Only shareholders of record as of the close of business on August 11, 2006, are entitled to notice of and to vote at the Annual Meeting.

          A copy of the Annual Report to Shareholders for the fiscal year ended April 30, 2006, is enclosed with this Notice. The following Proxy Statement and enclosed proxy card are being furnished to shareholders on or about September 1, 2006.

Portage, Michigan September 1, 2006	BY ORDER OF THE BOARD OF DIRECTORS Jane M. Rix Secretary

MANATRON, INC.

510 East Milham Avenue
Portage, Michigan 49002

ANNUAL MEETING OF SHAREHOLDERS
September 1, 2006

PROXY STATEMENT

          This Proxy Statement and the enclosed proxy card are being furnished to shareholders of Common Stock of Manatron, Inc. (the "Company") on or about September 1, 2006, in connection with the solicitation of proxies by the Board of Directors to be voted at the 2006 Annual Meeting of Shareholders, which will be held on Thursday, October 5, 2006, at 10:00 a.m., local time, and at any adjournment of that meeting. The Annual Meeting will be held at the Western Michigan University Fetzer Center in Kalamazoo, Michigan.

          The purpose of this Annual Meeting is: (i) to consider and vote upon the election of three directors to serve three-year terms expiring in 2009; (ii) to vote on the ratification of Ernst & Young LLP as the Company's independent auditors for the current fiscal year; (iii) to approve the Manatron, Inc. 2006 Executive Stock Incentive Plan; and (iv) to transact any other business that may properly come before the meeting. Proxies in the accompanying form, if properly executed, duly returned to the Company and not revoked will be voted at the Annual Meeting. If a shareholder specifies a choice, the shares represented by proxy will be voted as specified. If no choice is specified, the shares represented by proxy will be voted for the election of all three nominees named in this Proxy Statement, for ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the current fiscal year, for approval of the Manatron, Inc. 2006 Executive Stock Incentive Plan and in accordance with the discretion of the persons named as proxies on any other matters that may come before the meeting or any adjournment of the meeting. For purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, all shares for which a proxy or vote is received, including abstentions and shares represented by a broker vote on any matter, will be counted as present and represented at the meeting.

          Any shareholder executing and returning the enclosed proxy card may revoke it at any time before it is exercised by delivering a written notice of revocation to the Secretary of the Company at the address set forth above or by attending and voting at the Annual Meeting.

          The Company does not know of any matter to be presented for consideration at the Annual Meeting other than that stated in the Notice of Annual Meeting of Shareholders. If any other matter should properly come before the meeting, the persons named in the proxy will have discretionary authority to vote in accordance with their judgment.

VOTING SECURITIES

          Holders of record of the Company's Common Stock, no par value ("Common Stock"), at the close of business on August 11, 2006, are entitled to notice of and to vote at the Annual Meeting of Shareholders and at any adjournment of the meeting. As of August 11, 2006, 5,097,085 shares of the Company's Common Stock were issued and outstanding. Shareholders are entitled to one vote on each matter presented for shareholder action for each share of Common Stock registered in their names at the close of business on the record date. Shares cannot be voted unless the shareholder is present at the Annual Meeting or represented by proxy.

ELECTION OF DIRECTORS

The Board of Directors proposes that Richard J. Holloman, Harry C. Vorys and W. Scott Baker, all
incumbent directors, be elected to serve three-year terms expiring in 2009.

          This Proxy Statement contains more information about the director nominees. The nominees presently are directors of the Company whose terms will expire at the 2006 Annual Meeting of Shareholders. Unless otherwise directed by a shareholder's proxy, the persons named as proxies intend to vote for the nominees identified above. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. If any nominee is unable to serve or is otherwise unavailable for election, which is not now anticipated, the Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the election of the substitute nominee designated by the Board of Directors. If a substitute nominee is not selected, all proxies will be voted for the election of the remaining nominee. Proxies will not be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

          A plurality of the shares present in person or represented by proxy and voting on the election of directors is required to elect directors. For the purpose of counting votes on this proposal, abstentions, broker non-votes and other shares not voted will not be counted as shares voted on the election, and the number of shares for which a plurality is required will be reduced by the number of shares not voted.

Your Board of Directors Recommends That You
Vote FOR the Election of All Nominees as Directors

OWNERSHIP OF COMMON STOCK

Five Percent Holders

          The following table sets forth information as to each person known to the Company to have been the beneficial owner of more than 5% of the Company's outstanding shares of Common Stock as of August 11, 2006 (or any different dates specified in the footnotes to the table). The number of shares stated is based on information provided by each person or entity listed, and includes shares personally owned of record by the person or entity and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.

	Amount and Nature of Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Sole Voting and Dispositive Power(1)	Shared Voting or Dispositive Power(2)	Total Beneficial Ownership(1)	Percent of Class(3)

Randall L. Peat 510 East Milham Avenue Portage, Michigan 49002	401,271	1,132	402,403	7.9%

Eliot Rose Asset Management, LLC(4) 10 Weybosset Street, Suite 401 Providence, Rhode Island 02903	853,700	--	853,700	16.7%
____________________________________

(1)	These numbers would include shares that may be acquired through options that are exercisable within 60 days after August 11, 2006. However, neither party named above holds any options.

(2)

These numbers include shares over which the listed person or entity is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses or children or other relatives over whom the listed person or entity may have substantial influence by reason of relationship.

(3)

These percentages represent the number of shares owned by each beneficial owner as of August 11, 2006, plus the shares that may be acquired by each respective beneficial owner through the exercise of outstanding stock options within 60 days by each beneficial owner after August 11, 2006, as a percentage of the total of all outstanding shares as of August 11, 2006, plus the total of the shares that may be acquired through the exercise of outstanding stock options by each respective beneficial owner within 60 days after August 11, 2006.

(4)

Based on information communicated by Mr. Gary S. Siperstein to the Company as of July 19, 2006, the number of shares over which Gary S. Siperstein and Eliot Rose Asset Management, LLC have voting and dispositive power and of which each is deemed beneficial owner is 853,700 shares of the Company's Common Stock. Additional information concerning the relationship between Eliot Rose Asset Management, LLC and Gary S. Siperstein can be found in the Schedule 13G filed with the Securities and Exchange Commission on January 27, 2006, on behalf of them both, jointly. The Schedule 13G indicates that as of December 31, 2005, Eliot Rose Asset Management, LLC was considered the beneficial owner of 797,025 shares of the Company's Common Stock pursuant to arrangements whereby it acts as investment adviser to certain persons. According to the Schedule 13G, Gary S. Siperstein was at that time deemed to be the beneficial owner of the same 797,025 shares of the Company's Common Stock pursuant to his ownership interest in Eliot Rose Asset Management, LLC. The Schedule 13G indicates that, as of December 31, 2005, Eliot Rose Asset Management, LLC and Gary S. Siperstein had sole voting and dispositive power over 797,025 shares of the Company's Common Stock.

Securities Ownership of Management

          The following table sets forth the number of shares of Common Stock beneficially owned as of August 11, 2006, by each of the Company's directors, nominees for director and the Chief Executive Officer, as well as the four other most highly compensated executive officers (the "named executive officers") and all of the Company's directors and executive officers as a group. The number of shares stated is based on information provided by each person listed and includes shares personally owned of record by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.

	Amount and Nature of Beneficial Ownership of Common Stock
Name of Beneficial Owner	Sole Voting and Dispositive Power(1)	Shared Voting or Dispositive Power(2)	Total Beneficial Ownership(1)	Percent of Class(3)

W. Scott Baker, Director	7,265	--	7,265	*

Gene Bledsoe, Director	30,114	1,102	31,216	*

Richard J. Holloman, Director	172,567	--	172,567	3.4%

G. William McKinzie, Executive Officer	98,795	--	98,795	1.9%

Randall L. Peat, Executive Officer and Director	401,271	1,132	402,403	7.9%

Early L. Stephens, Executive Officer	85,047	--	85,047	1.7%

Paul R. Sylvester, Executive Officer and Director	203,894	--	203,894	4.0%

Marty A. Ulanski, Executive Officer	55,289	--	55,289	1.1%

Harry C. Vorys, Director	29,794	3,246	33,040	*

Stephen C. Waterbury, Director	20,002	--	20,002	*

All directors and executive officers as a group	1,450,111	5,480	1,455,591	27.0%
____________________________________
*	Less than 1%.

(1)

These numbers include shares held directly and shares that may be acquired through options that are exercisable within 60 days after August 11, 2006. The number of shares that may be acquired through options that are exercisable within 60 days after August 11, 2006, for each listed person is as follows:

W. Scott Baker	5,000
Gene Bledsoe	11,000
Richard J. Holloman	11,000
G. William McKinzie	50,000
Randall L. Peat	--
Early L. Stephens	56,000
Paul R. Sylvester	60,000
Marty A. Ulanski	30,000
Harry C. Vorys	11,000
Stephen C. Waterbury	7,000

All directors and executive officers as a group	295,000

(2)

These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses or children or other relatives over whom the listed person may have substantial influence by reason of relationship.

(3)

These percentages represent the number of shares owned by each beneficial owner as of August 11, 2006, plus the shares that may be acquired by each beneficial owner through the exercise of outstanding stock options within 60 days by each after August 11, 2006, as a percentage of the total of all outstanding shares as of August 11, 2006, plus the total of all shares that may be acquired through the exercise of outstanding stock options by each beneficial owner within 60 days after August 11, 2006.

BOARD OF DIRECTORS

          By Board resolution, the Company's Board of Directors is currently set at seven members, three of whom are standing for reelection. The Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. Generally, each class of directors serves a term of office of three years, with the term of each class expiring at the Annual Meeting of Shareholders in successive years. This year, the Board of Directors has nominated Richard J. Holloman, Harry C. Vorys and W. Scott Baker to serve additional three-year terms.

          Biographical information is presented below for each person who either is nominated for election as a director at the 2006 Annual Meeting of Shareholders or is continuing as an incumbent director. Unless otherwise noted, each director and nominee for director has had the same principal employment for the last five years. None of the directors' employers are or were affiliates of the Company.

Nominees for Election to Terms Expiring in 2009

          Richard J. Holloman (age 52) has been a director since 1992. Since 2002, Mr. Holloman has served as National Account Manager for Misys Healthcare Systems, which designs, develops and supports information products for hospitals, physicians, commercial laboratories, physician practices and home care providers. From 1997 until 2002, Mr. Holloman served as President and Chief Executive Officer of VisionAir, Inc., located in Wilmington, North Carolina, which designs, develops and distributes Emergency 911 and public safety software and related services to local governments nationwide.

          Harry C. Vorys (age 81) has been a director since 1986. Before his retirement in July of 1990, Mr. Vorys was an Executive Vice President, Treasurer and Director of Citizens Trust and Savings Bank of South Haven, Michigan, which later merged into Shoreline Bank, where he held like positions. Mr. Vorys served as a director of Shoreline Financial Corporation, the former holding company of Shoreline Bank, from inception to 1997. Mr. Vorys is currently retired and serves as Chairman of the Board of St. Johns Northwestern Military Academy Foundation, Inc., a non-profit organization.

          W. Scott Baker (age 44) has been a director since 2000. Mr. Baker currently is the President of National Nail Corporation, a building materials manufacturer and distributor, and has held this position since May of 1997. From 1983 to May of 1997, Mr. Baker was employed with Arthur Andersen, LLP, an auditing, management and technology consulting firm, where he served as partner from 1996 to 1997.

Incumbent Directors Whose Terms Expire in 2008

          Randall L. Peat (age 58) has been a director since 1972. Mr. Peat was one of the founders of the Company and became Chairman of the Board of Directors in October of 1995. In addition to his chairman responsibilities, Mr. Peat is actively involved in various sales, marketing and operations activities for the Company. Mr. Peat has held a number of positions with the Company since its inception over 35 years ago.

          Stephen C. Waterbury (age 56) has been a director since 1991. Mr. Waterbury is a partner at the law firm of Warner Norcross & Judd LLP located in Grand Rapids, Michigan.

Incumbent Directors Whose Terms Expire in 2007

          Gene Bledsoe (age 61) has been a director since 1993. Mr. Bledsoe served as the Managing Partner of the Casal Group Corporation from 1992 to 2002, a computer industry marketing services and management consulting firm based in Dallas, Texas. Since 2002, Mr. Bledsoe has been a marketing and technology consultant with Virginia Cook, Realtors, located in Dallas, Texas.

          Paul R. Sylvester (age 47) has been a director since 1987. Mr. Sylvester became President and Chief Executive Officer of the Company in March of 1996. Mr. Sylvester served as the Company's Vice President-Finance and Chief Financial Officer from 1987 until 1998. In July of 2006, Mr. Sylvester was named Co-Chairman and relinquished his role as President to Mr. G. William McKinzie. Mr. Sylvester is also a Director, the Chairman of the Audit Committee and a member of the Compensation Committee of X-Rite, Incorporated, a leading global provider of systems and solutions for color and light measurement whose stock is quoted on the NASDAQ - National Market System (XRIT).

Shareholder Communication with the Board

          Shareholders may communicate with the Board of Directors as a whole or any individual director by writing to the directors care of the Company's Corporate Secretary at: ATTN: Jane M. Rix - Confidential, Manatron, Inc., 510 E. Milham Avenue, Portage, Michigan 49002. The Corporate Secretary will review any shareholder communications and, if appropriate, forward them as directed.

BOARD COMMITTEES AND MEETINGS

          The Company's Board of Directors, which is responsible for the overall management of the business and affairs of the Company, held seven meetings since the 2005 Annual Meeting of Shareholders. Although the Company has not adopted a written policy with respect to the attendance of its directors at Board and committee meetings, directors are expected to make every effort to personally attend every Board meeting and every meeting of each committee on which they serve as a member. The Board is scheduled to meet at least quarterly and may meet more frequently. Independent directors meet in executive sessions, without the presence of management, after each regularly scheduled Board of Directors meeting. Each director attended 75% or more of the aggregate of the total number of Board of Directors meetings and of the total number of committee meetings of which he was then a member. All seven of the Company's then-current directors attended the 2005 Annual Meeting of Shareholders.

          The Board of Directors has determined that Messrs. Baker, Bledsoe, Holloman, Vorys and Waterbury meet the applicable National Association of Securities Dealers, Inc. ("NASD") and Securities and Exchange Commission ("SEC") standards for independence, including the heightened standard for Audit Committee members, and have no material relationship with the Company. Each director is subject to the Manatron, Inc. Code of Ethics and Conduct, a copy of which is posted on the Company's website at www.manatron.com.

          The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating Committee and the Executive Committee. The members of each committee are appointed by the Board of Directors.

          Audit Committee. The Audit Committee is responsible for, among other things: (i) appointing, retaining and approving the compensation of and providing oversight of the independent auditors; (ii) reviewing and approving the scope of the yearly audit plan; (iii) reviewing the results of the annual audit with management and the independent auditors; (iv) reviewing the Company's internal controls with the independent auditors; (v) reviewing the recommendations of independent auditors for accounting or operational improvements; (vi) reviewing nonaudit services and special engagements to be performed by the independent auditors; and (vii) reporting to the Board of Directors on the Audit Committee's activities and findings and making recommendations to the Board of Directors on these findings. The Audit Committee met four times since the 2005 Annual Meeting of Shareholders.

          The members of the Audit Committee are Messrs. Baker (Chairman), Vorys and Bledsoe. The Audit Committee meets the definitions of an "audit committee" under applicable NASD and SEC rules. The Board of Directors has determined that each member of the Audit Committee is independent, as that term is defined in Rule 4200(a)(15) and Rule 4350(d)(2)(A) of the NASD and in applicable rules of the SEC. The Board of Directors has determined that Mr. Baker is an audit committee financial expert, as that term is defined in Item 401(h)(2) of SEC Regulation S-K. Effective July 7, 2004, the Board of Directors amended and restated the written charter for the Audit Committee. A copy of the charter is posted on the Company's website at www.manatron.com.

          Compensation Committee. The responsibilities of the Compensation Committee include: (i) recommending the cash and other incentive compensation, if any, to be paid to the Company's Chief Executive Officer and certain other executive officers; (ii) the administration and award of stock options and restricted stock under the Company's stock plans; and (iii) the review of all material proposed option plan changes. In addition, the Compensation Committee determines the key employees to whom options and restricted stock will be granted, the number of shares covered by each option or award, the exercise price of each option, and other matters associated with option and restricted stock awards.

          The Compensation Committee currently consists of Messrs. Vorys (Chairman) and Bledsoe. The Board of Directors has determined that each member of the Compensation Committee is independent, as that term is defined in Rule 4200(a)(15) of the NASD. The Compensation Committee met twice since the 2005 Annual Meeting of Shareholders. In July 2004, the Board of Directors adopted a written charter for the Compensation Committee. A copy of the charter is posted on the Company's website at www.manatron.com.

          Nominating Committee. The Nominating Committee considers and evaluates the qualifications of potential candidates for the Board of Directors and recommends appropriate candidates to the full Board of Directors. It also monitors and makes recommendations to the Board of Directors regarding the Company's Corporate Governance Policy (a copy of which is posted on the Company's website at www.manatron.com) and other matters of policy and practice relating to corporate governance. The Nominating Committee consists of Messrs. Waterbury (Chairman), Vorys and Holloman. The Board of Directors has determined that each member of the Nominating Committee is independent, as that term is defined in Rule 4200(a)(15) of the NASD. The Nominating Committee did not formally meet since the 2005 Annual Meeting of Shareholders, but members of the Nominating Committee discussed director transition planning, director qualifications, and possible director nominees in contemplation of future changes in the composition of the Board of Directors. In July 2004, the Board of Directors adopted a written charter for the Nominating Committee. A copy of the charter is posted on the Company's website at www.manatron.com.

          A shareholder of record of shares of a class entitled to vote at any meeting of shareholders called for the election of directors (an "Election Meeting") may make a director nomination at the Election Meeting if, and only if, that shareholder first has delivered, not less than 120 days before the date of the Election Meeting in the case of an Annual Meeting, and not more than seven days following the date of notice of the Election Meeting in the case of a special meeting, a notice to the Secretary of the Company setting forth with respect to each proposed nominee: (i) the name, age, business address and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the number of shares of capital stock of the Company that are beneficially owned by the nominee; (iv) a statement that the nominee is willing to be nominated and to serve; and (v) such other information concerning the nominee as would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of the nominee. The Nominating Committee shall consider every nominee so proposed by a shareholder and report each such nomination along with the Nominating Committee's recommendation to the full Board. The Nominating Committee may also, in its discretion, consider shareholders' informal recommendations of possible nominees. Shareholders may send such informal recommendations to the Nominating Committee by communicating with the Nominating Committee as described above under the heading "Board of Directors - Shareholder Communication with the Board."

          The Board of Directors believes that the Company and its shareholders are best served by having a Board of Directors that brings a diversity of education, experience, skills, and perspective to Board of Directors meetings. Accordingly, there are no specific or minimum qualifications or criteria for nomination for election or appointment to the Board of Directors. In making nominee recommendations to the Board, the Nominating Committee considers a potential nominee's ability, judgment and personal and professional integrity. The Nominating Committee seeks nominees who are likely to be most effective, in conjunction with other nominees and Board members, in collectively serving the long-term interests of the shareholders. Important considerations include a strong understanding of financial statements, experience functioning at an executive level with profit and loss responsibility, experience with publicly traded companies, experience in a company that is niche-oriented, is focused on performance-oriented products, is technology driven and/or operates in a competitive environment. The Nominating Committee identifies and evaluates nominees for director on a case-by-case basis and has no written procedures for doing so. There is no material difference in the manner in which the Nominating Committee evaluates nominees for director that were recommended by a shareholder.

          Executive Committee. The Executive Committee has the authority to exercise the powers of the Board of Directors in managing the Company's business affairs and property during intervals between meetings of the Board of Directors. The Executive Committee consists of Messrs. Holloman, Waterbury and Peat. The Executive Committee has met four times since the 2005 Annual Meeting of Shareholders.

AUDIT COMMITTEE REPORT

          The Audit Committee of the Board of Directors oversees the Company's financial reporting process on behalf of the Board of Directors. It meets with management and the Company's independent registered public accounting firm from time to time and reports the results of its activities to the Board of Directors. In this capacity, the Audit Committee has done the following:

•	We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended April 30, 2006.

•

We have discussed with the independent registered public accounting firm ("auditors") the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

•

We have received and reviewed the written disclosures and the letter from the auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence including a consideration of the compatibility of non-audit services with their independence.

          Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company's Form 10-K Report for the year ended April 30, 2006.

Respectfully submitted, W. Scott Baker (Chairman) Gene Bledsoe Harry C. Vorys

COMPENSATION OF DIRECTORS

          Non-employee directors receive an $8,000 annual retainer fee plus additional compensation in accordance with the following: $1,000 for attendance at each meeting of the Board of Directors, $750 for attendance at each Audit Committee and Compensation Committee meeting (with the Chairman of the Audit Committee receiving $1,500) and $500 for attendance at each committee meeting other than the Audit Committee and Compensation Committee.

          In addition, each non-employee director automatically receives annually, on the date of the Annual Meeting of Shareholders, an award of restricted shares of the Company's Common Stock having a market price equal to $10,000 on that date. Such shares are restricted from being sold, transferred, pledged, or assigned for a period of one year after the date of the award. On September 7, 2005, the date of the 2005 Annual Meeting of Shareholders, each non-employee director received an award of 1,015 restricted shares, which amount was calculated using the market value of the Company's Common Stock on the date of the grant, which was $9.85 per share.

EXECUTIVE COMPENSATION

          The following table sets forth certain information concerning the compensation earned during each of the last three fiscal years ended April 30, 2006, 2005 and 2004, by the Company's Chief Executive Officer and the named executive officers:

Summary Compensation Table

Long-Term Compensation Awards
		Annual Compensation			Restricted	Numbers of Shares
Name and Principal Position	Year	Salary		Bonus	Stock Awards(1)	Underlying Options(2)	All Other Compensation(3)

Paul R. Sylvester Chief Executive Officer and Co-Chairman of the Board	2006 2005 2004	$205,000 200,000 185,000		-- 38,326 10,000	-- -- (5)	-- -- --	$15,221 14,000 14,341

Randall L. Peat Chairman of the Board	2006 2005 2004	$145,000 142,000 131,000		-- 27,188 10,000	-- -- --	-- -- --	$10,180 9,724 9,714

G. William McKinzie President and Chief Operating Officer	2006 2005 2004	$160,000 156,000 143,000		-- 29,944 10,000	-- (7) --	-- 20,000 --	$11,255 10,236 10,123

Early L. Stephens Chief Technology and Marketing Officer	2006 2005 2004	$150,000 146,000 133,000		-- 28,024 10,000	-- -- --	-- -- --	$11,133 9,970 9,404

Marty A. Ulanski Executive Vice President of Sales and Business Development	2006 2005 2004	$140,000 136,000 101,000	(4)	-- 28,105 10,000	-- (8) (6)	-- 10,000 20,000	$10,294 8,656 2,764

(1)	The values of restricted stock awards are indicated below in the corresponding footnotes and are calculated using the closing market price of Common Stock on the date of grant.

As of the end of fiscal year 2006, each of the named executive officers listed below held shares of unvested restricted stock. Dividends are paid on shares of restricted stock at the same rate dividends are paid on Common Stock. The number of shares of unvested restricted stock held by each of the named executive officers and the aggregate value of those shares at April 30, 2006 (as represented by the market value of the Company's Common Stock on that date, which was $6.80), without giving effect to the reduction in value attributable to the restrictions on the stock, are as follows:

	Number of shares	Aggregate Value
Paul R. Sylvester	37,500	255,000
Randall L. Peat	--	--
G. William McKinzie	28,000	190,400
Early L. Stephens	20,000	136,000
Marty A. Ulanski	20,000	136,000

(2)	The number of shares underlying options include all option awards shown in greater detail below under the heading "Option Grants in Last Fiscal Year."

(3)

All other compensation for the year ended April 30, 2006, includes: (i) Company matching contributions under the Company's 401(k) plan of $2,583 for Mr. Sylvester, $2,036 for Mr. Peat, $1,759 for Mr. McKinzie, $2,232 for Mr. Stephens and $1,764 for Mr. Ulanski; (ii) amounts paid by the Company for life insurance of $472 for Mr. Sylvester; and (iii) Company contributions under the Company's Supplemental Executive Retirement Plan for calendar year 2005 of $12,166 for Mr. Sylvester, $8,144 for Mr. Peat, $9,496 for Mr. McKinzie, $8,901 for Mr. Stephens, and $8,530 for Mr. Ulanski.

(4)	Mr. Ulanski joined the Company in July 2003. Accordingly, his salary for fiscal 2004 is only for ten months.

(5)

Under the Executive Stock Plan of 2000, Mr. Sylvester was granted 15,000 shares of restricted Common Stock on August 1, 2003, of which 6,000 shares vested on August 1, 2004 and 1,500 shares vest annually thereafter. The value of this restricted stock award was $108,750 and was calculated using the market value of the Company's Common Stock on the date of the grant, which was $7.25 per share.

(6)

Under the Stock Option and Restricted Stock Plan of 2003, Mr. Ulanski was granted 20,000 shares of restricted Common Stock on August 1, 2003, of which 4,000 shares vest annually beginning on August 1, 2004. The value of this restricted stock award was $145,000 and was calculated using the market value of the Company's Common Stock on the date of the grant, which was $7.25 per share.

(7)

Under the Stock Option and Restricted Stock Plan of 2000, Mr. McKinzie was granted 20,000 shares of restricted Common Stock on August 1, 2004, of which 4,000 shares vest annually beginning on August 1, 2005. The value of this restricted stock award was $166,600 and was calculated using the market value of the Company's Common Stock on the date of the grant, which was $8.33 per share.

(8)

Under the Stock Option and Restricted Stock Plan of 2000, Mr. Ulanski was granted 10,000 shares of restricted Common Stock on August 1, 2004, of which 2,000 shares vest annually beginning on August 1, 2005. The value of this restricted stock award was $83,300 and was calculated using the market value of the Company's Common Stock on the date of the grant, which was $8.33 per share.

Option Grants in Last Fiscal Year

          There were no stock options granted to the Chief Executive Officer and the named executive officers during the fiscal year ended April 30, 2006.

Aggregated Option Exercises in Last Fiscal Year and Fiscal-Year End Option Values

          The following table sets forth information regarding stock options exercised by the Chief Executive Officer and the named executive officers during the fiscal year ended April 30, 2006:

	Number of Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End(1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Paul R. Sylvester	50,000	(2)	60,000	--	$ 3,000	--
Randall L. Peat	--	--	--	--	--	--
G. William McKinzie	--	--	50,000	--	$30,800	--
Early L. Stephens	9,000	$72,000	56,000	--	$51,600	--
Marty A. Ulanski	--	--	30,000	--	--	--
____________________________________

(1)	An option is considered "in-the-money" for purposes of this table if its exercise price was lower than the market value of the Company's Common Stock as of April 30, 2006, which was $6.80 per share.

(2)

Mr. Sylvester held the 50,000 shares purchased upon exercise of the related options and accordingly, there was no value realized. However, had Mr. Sylvester sold these shares upon exercise, he would have realized $388,500 of value based upon a closing price of $7.77 on February 21, 2006, which represents the date on which the options were exercised.

Equity Compensation Plan Information

          The following table provides information about the Company's equity compensation plans regarding the number of securities to be issued under these plans, the weighted average exercise prices of options outstanding under these plans and the number of securities available for future issuance as of April 30, 2006:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)

Equity compensation plans approved by shareholders(1)	443,200	$5.89	288,275

Equity compensation plans not approved by shareholders(2)	--	Not applicable	4,400

Total	443,200	$5.89	292,675
____________________________________

(1)

Consists of the Manatron, Inc. Restricted Stock Plan of 1987, the Manatron, Inc. 1989 Stock Option Plan, the Manatron, Inc. 1994 Long-Term Incentive Plan, the Manatron, Inc. 1995 Long-Term Incentive Plan, the Manatron, Inc. Restricted Stock Plan of 1998, the Manatron, Inc. Stock Incentive Plan of 1999, the Manatron, Inc. Executive Stock Plan of 2000, the Manatron, Inc. Stock Option and Restricted Stock Plan of 2003 and the Manatron, Inc. Stock Option and Restricted Stock Plan of 2004. Each plan for which aggregated information is provided contains customary anti-dilution provisions that are applicable in the event of a stock split, stock dividend or certain other changes in the Company's capitalization.

(2)

Consists of the Manatron, Inc. Restricted Stock Plan of 2000. This plan provides for the grant of restricted stock to certain employees, including software development and other technical-related employees. Directors and officers are not eligible to participate. The Compensation Committee has the power to select the participants to participate in the plan and sets the terms and conditions of the plan, based upon the recommendations of the Company's Chief Executive Officer. The terms and conditions of awards may vary among participants. No payment is required from a participant for an award of restricted stock. If a participant is no longer an employee of the Company or a subsidiary for any reason other than death, total disability or any other reason determined by the Compensation Committee, any shares of restricted stock not vested and still subject to restrictions on the date of termination are forfeited and must be returned to the Company. Unless the Compensation Committee otherwise consents or unless the terms of the restricted stock agreement provide otherwise, shares of restricted stock may not be sold, transferred or otherwise disposed of by a participant while they are still restricted ("Restricted Period") other than to the Company or by will or the laws of descent and distribution. The participants may not resell or redistribute the restricted stock after the Restricted Period except upon such conditions as the Company reasonably may specify to ensure compliance with federal and state securities laws. The Restricted Stock Plan of 2000 contains customary anti-dilution provisions that are applicable in the event of a stock split, stock dividend or certain other changes in the Company's capitalization.

(3)

The numbers of shares reflected in column (c) in the table above with respect to the Manatron, Inc. Restricted Stock Plan of 1987 (300 shares), the Manatron, Inc. Restricted Stock Plan of 1998 (600 shares), the Manatron, Inc. Stock Incentive Plan of 1999 (57,200 shares), the Manatron, Inc. Executive Stock Plan of 2000 (27,500 shares), the Manatron, Inc. Restricted Stock Plan of 2000 (4,400 shares), the Manatron, Inc. Stock Option and Restricted Stock Plan of 2003 (14,000 shares) and the Manatron, Inc. Stock Option and Restricted Stock Plan of 2004 (188,675 shares) represent shares that may be issued as a result of future stock option or restricted stock grants.

The numbers provided in this footnote and in column (c) will increase to the extent that options relating to the number of shares listed in column (a) of the table or outstanding shares of restricted or unrestricted stock previously issued under a plan are canceled, surrendered, modified, exchanged for substitutes or expire or terminate prior to exercise or vesting because any such number of shares will again become available for issuance under the plan under which the option or stock was granted.

Supplemental Executive Retirement Plan

          On July 17, 2002, the Company adopted a Supplemental Executive Retirement Plan, which became effective January 1, 2002 (the "SERP"). The SERP is a nonqualified deferred compensation plan available to selected executives, who are chosen by the Board of Directors. The participants in the SERP are Mary N. Gephart, Krista L. Inosencio, G. William McKinzie, Randall L. Peat, Early L. Stephens, Paul R. Sylvester, and Marty A. Ulanski. Each participant has entered into a participation agreement with the

Company, providing that the Company will contribute 5% of a participant's salary for 10 years as an employer-funded credit. In addition to employer funded credits, each participant may decide to contribute a percentage of his/her salary or a fixed dollar amount ("elective deferral credits").

          The Company contributed approximately $60,000, $52,000 and $48,000 to the SERP for calendar years 2005, 2004 and 2003, respectively. A participant is 100% vested with respect to all of the participant's elective deferral credits. Pursuant to a March 26, 2003 amendment, until a participant reaches the age of 55, an employer-funded credit will vest as follows: one-third of the contribution will become vested immediately when granted, and the remaining two-thirds of the contribution will vest in equal increments on the one-year and two-year anniversaries of the grant date. By way of illustration, an employer-funded credit for the year ending December 31, 2004, will vest as follows: 33-1/3% will be vested on December 31, 2004; 66-2/3% will be vested on December 31, 2005; and 100% will be vested on December 31, 2006. Upon the reaching the age of 55, a participant will be 100% vested with respect to all amounts that have been contributed by the Company.

          All of a participant's employer-funded credits and elective deferral credits are held in a trust. Participants may designate investments for their own accounts under the SERP, and each year earnings (or losses) are credited (or debited) to the participant's account in accordance with the designated investments. However, the trust is under no obligation to invest a participant's credit as directed, and for tax purposes, the designated investments are actually "hypothetical investments."

          Payments under the SERP will generally begin on January 1st following the later of a participant's: (i) 55th birthday; or (ii) termination of employment; provided that payments will begin sooner in the event of a participant's death or disability. Payments are scheduled to be made in 10 annual installments, although the Company may decide to pay the amounts more rapidly or in a lump sum. If a participant's employment is terminated involuntarily for any reason other than competition or a detrimental act, the Company will pay the entire account within 30 days following termination.

          The Company may terminate the SERP or stop further accrual of SERP benefits for a participant at any time, but termination will not affect previously accrued benefits.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee develops compensation policies for the Company and evaluates annual salaries and incentive compensation plans for the Chief Executive Officer and other executive officers. The Compensation Committee submits its recommendations on these matters to the full Board of Directors for ratification. The Compensation Committee consists of at least two directors, all of whom are independent, as that term is defined in Rule 4200(a)(15) of the NASD.

Compensation Philosophy

          The Compensation Committee's executive compensation philosophy is to provide competitive levels of compensation, as well as incentives to achieve superior financial performance. The Compensation Committee's policies are designed to achieve four primary objectives: (i) align management's compensation with the Company's achievement of annual and long-term performance goals; (ii) reward superior performance by the Company; (iii) recognize individual initiative and achievement; and (iv) assist the Company in attracting and retaining quality executive officers. The

Compensation Committee believes that a significant portion of the annual compensation of each officer must relate to, and be contingent upon, the performance of the Company.

          The Company's basic compensation policies are designed to enhance shareholder value by rewarding executive officers for profitable growth of the Company and increases in the value of its Common Stock. The Company's executive compensation policies also seek to align the interests of executive officers and other key employees with the interests of shareholders through stock ownership. The Compensation Committee believes that it is in the Company's best interest to generate rewards for senior executives and key employees, which may result in above-average performance measured in terms of profit growth and total shareholder return.

          Executive officer compensation is comprised of three primary components: base salary and benefits, annual performance bonus and participation in stock option and restricted stock plans. Each component of compensation is designed to accomplish one or more of the compensation objectives. Benefits offered to executive officers include participation in the Salary Deferral and Employee Stock Ownership Plan, which covers substantially all employees, the Employee Stock Purchase Plan and the Company's various health, life and disability insurance benefit plans, and as previously noted, the SERP.

          Congress has amended the Internal Revenue Code to add Section 162(m) which provides that publicly held corporations may not deduct compensation paid to certain executive officers in excess of $1,000,000 annually, with certain exemptions. The Company has examined its executive compensation policies in light of Section 162(m) and the regulations adopted by the Internal Revenue Service to implement this section. The Company believes its compensation policies reflect due consideration of Section 162(m).

Base Salary

          The Company seeks to attract and retain well-qualified executives by providing base salaries at levels that are considered to be competitive. In setting the base salaries of the Company's executive officers, the Compensation Committee considers the skill and experience required by an individual's position, job performance, accountability and tenure. Although the Compensation Committee refers to base salaries at other comparable companies to help establish guidelines, the Company's current operating performance is considered most important in determining the base salaries of management.

          The Compensation Committee believes current base salaries for executive officers of the Company have not kept pace with and are below average for executives in similar positions. It is the Compensation Committee's intention to continue to increase base salaries of the Chief Executive Officer and certain other executive officers to more competitive levels as profits improve. Nonetheless, incentive compensation based upon criteria designed to reward executives for performance which enhances shareholder value will continue to represent a significant percentage of potential executive compensation.

          In general, the Compensation Committee reviews and may adjust the salaries of the Chief Executive Officer and certain other executive officers on an annual basis. The annual adjustments are determined by considering the Company's performance, each officer's performance, any increased responsibilities of the officer and current economic conditions.

Annual Bonus Plan

          Annual bonuses under the Company's incentive compensation plan are intended to reward the Chief Executive Officer and other executive officers of the Company for achieving certain objectives, including targeted levels of revenues and operating income. The Chief Executive Officer and the other executive officers' bonuses were based on each executive's level of achievement to pre-established performance goals for fiscal 2006. There were no bonuses paid for fiscal 2006.

Stock Options and Restricted Stock

          The Compensation Committee of the Board of Directors periodically grants stock options and restricted stock to executive officers, as well as other key employees, of the Company. Stock options provide the recipient the right to acquire shares of the Company's Common Stock at fair market value on the date of grant. The options generally become exercisable over a three to five year period immediately after the date of grant and expire 10 years following the date of grant. The number of shares covered by each grant is designed to provide the executive officers, as well as other key employees, a substantial incentive to operate the Company from the perspective of an owner, thereby closely aligning their interests to those of the Company's shareholders.

          Although the Compensation Committee believes that stock ownership by executive officers and other key employees is beneficial, the Company currently has no target ownership level for Common Stock holdings by executive officers. The Compensation Committee generally does take into account in its decisions the amount and value of options and restricted stock currently held by an executive officer when considering additional awards.

Chief Executive Officer Compensation

          Mr. Sylvester's compensation is based upon the policies and objectives discussed above. The Compensation Committee considers current operating performance to be a key determinant in establishing the base salary of Mr. Sylvester and also considers his performance, skill and experience, accountability, length of service and current economic conditions. The Compensation Committee believes that incentive compensation, designed to reward performance, should represent a significant percentage of Mr. Sylvester's potential compensation.

          On October 10, 1996, the Company signed an employment agreement with Mr. Sylvester which provides for his continued service to the Company as Chief Executive Officer until termination of the employment agreement. The employment agreement is described in this Proxy Statement under the heading "Employment Agreements, Termination of Employment and Change in Control Arrangements." Mr. Sylvester received a salary of $205,000 and no annual bonus for fiscal year 2006.

          All recommendations of the Compensation Committee attributable to compensation in the 2006 fiscal year were unanimous and were approved and adopted by the Board of Directors without modification.

          The Compensation Committee welcomes written comment from the Company's shareholders concerning its compensation programs. Comments should be marked "personal and confidential" and addressed to the Compensation Committee of the Board of Directors, Manatron, Inc., 510 East Milham Avenue, Portage, Michigan 49002.

Respectfully submitted,

Harry C. Vorys (Chairman) Gene Bledsoe

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND
CHANGE IN CONTROL ARRANGEMENTS

Paul R. Sylvester's Employment Agreement

          On October 10, 1996, the Company entered into an employment agreement with Paul R. Sylvester. This agreement provides for the employment of Mr. Sylvester until the agreement is terminated as provided therein. Under his employment agreement, Mr. Sylvester is entitled to receive: (i) an annual salary; (ii) paid vacation in accordance with the Company's vacation policies; (iii) standard benefits offered to all employees; and (iv) reimbursement of reasonable expenses in connection with the performance of job duties. In addition, Mr. Sylvester is entitled to a Company automobile or a car allowance for business purposes and is eligible to participate in the annual Company incentive plan.

          If Mr. Sylvester's employment is terminated other than for Cause or if he resigns from his employment With Cause (each as defined in his employment agreement), his agreement, as amended effective as of May 1, 1998 and July 22, 2004, requires the Company to pay Mr. Sylvester for a period of two years, severance pay of an amount equal to his base salary and any and all benefits in effect at the time of termination.

Randall L. Peat's Employment Agreement

          On December 12, 2005, the Company entered into an employment agreement with Randall L. Peat. This agreement provides for the employment of Mr. Peat until the agreement is terminated as provided therein. Under his employment agreement, Mr. Peat is entitled to receive: (i) an annual salary; (ii) paid vacation in accordance with the Company's vacation policies; (iii) standard benefits offered to all employees; (iv) automobile expenses in accordance with the Company's standard automobile use policies and practices; and (v) reimbursement of reasonable expenses in connection with the performance of job duties. In addition, Mr. Peat is entitled to participate in the annual Company incentive plan.

          If Mr. Peat's employment is terminated other than for Cause, or if he resigns from his employment for Good Reason (each as defined in his employment agreement), his agreement, as amended effective December 12, 2005, requires the Company to pay Mr. Peat for a period of two years, severance pay of an amount equal to his base salary and any and all benefits in effect at the time of termination.

G. William McKinzie's Employment Agreement

          On March 21, 2005, the Company entered into an employment agreement with G. William McKinzie. This agreement provides for the employment of Mr. McKinzie until the agreement is terminated as provided therein. Under his employment agreement, Mr. McKinzie is entitled to receive: (i) an annual salary; (ii) paid vacation in accordance with the Company's vacation policies; (iii) standard benefits offered to all employees; (iv) automobile expenses in accordance with the Company's standard automobile use policies and practices; and (v) reimbursement of reasonable expenses in connection with the performance of job duties. In addition, Mr. McKinzie is entitled to participate in the annual Company incentive plan.

          If Mr. McKinzies' employment is terminated other than for Cause, or if he resigns from his employment for Good Reason (each as defined in his employment agreement), his agreement requires the Company to pay Mr. McKinzie for a period of one year, severance pay of an amount equal to his base salary and any and all benefits in effect at the time of termination.

Early L. Stephen's Employment Agreement

          On March 21, 2002, the Company entered into an employment agreement with Early L. Stephens. This agreement provides for the employment of Mr. Stephens until the agreement is terminated as provided therein. Under his employment agreement, Mr. Stephens is entitled to receive: (i) an annual salary; (ii) paid vacation in accordance with the Company's vacation policies; (iii) standard benefits offered to all employees; (iv) automobile expenses in accordance with the Company's standard automobile use policies and practices; and (v) reimbursement of reasonable expenses in connection with the performance of job duties. In addition, Mr. Stephens is entitled to participate in the annual Company incentive plan.

          If Mr. Stephens' employment is terminated other than for Cause, or if he resigns from his employment for Good Reason (each as defined in his employment agreement), his agreement, as amended effective as of July 22, 2004, requires the Company to pay Mr. Stephens for a period of one year, severance pay of an amount equal to his base salary and any and all benefits in effect at the time of termination.

Marty A. Ulanski's Employment Agreement

          Effective August 1, 2004, the Company entered into an employment agreement with Marty A. Ulanski. This agreement provides for the employment of Mr. Ulanski until the agreement is terminated as provided therein. Under his employment agreement, Mr. Ulanski is entitled to receive: (i) an annual salary; (ii) paid vacation in accordance with the Company's vacation policies; (iii) standard benefits offered to all employees; (iv) automobile expenses in accordance with the Company's standard automobile use policies and practices; and (v) reimbursement of reasonable expenses in connection with the performance of job duties. In addition, Mr. Ulanski is entitled to participate in the annual Company incentive plan.

          If Mr. Ulanskis' employment is terminated other than for Cause, or if he resigns from his employment for Good Reason (each as defined in his employment agreement), his agreement requires the Company to pay Mr. Ulanski for a period of one year, severance pay of an amount equal to his base salary and any and all benefits in effect at the time of termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The Company's Compensation Committee is composed of Messrs. Vorys and Bledsoe. Until July of 2004, Mr. Waterbury was also a member. Mr. Waterbury is a partner at the law firm of Warner Norcross & Judd LLP. The services of Warner Norcross & Judd LLP were utilized by the Company in fiscal year 2006 and the Company intends to continue to use this firm in fiscal year 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          During fiscal year 2006, the Company retained the law firm of Warner Norcross & Judd LLP to perform certain legal services for the Company. Stephen C. Waterbury, a director of the Company, is a partner in Warner Norcross & Judd LLP. The Company plans to continue to retain Warner Norcross & Judd LLP in the future for certain legal matters.

          In addition, during fiscal year 2006, the Company paid HBH Investments approximately $23,000 of rental income associated with the Company's Greenville, North Carolina office. Richard Holloman, who is a member of the Board of Directors, has a one-third ownership interest in HBH Investments. The Company terminated this lease arrangement effective July 31, 2006.

STOCK PERFORMANCE GRAPH

          The following graph compares the cumulative total shareholder return on the Company's Common Stock to the Standard & Poor's 500 Stock Index and the Company's peer index, an industry index comprised of the Common Stock of nine companies in the computer software industry assuming an investment of $100 over a five-year period ended April 30, 2006, using April 30, 2001 as a base period. The peer index consists of the companies listed in the footnote to the graph. The Standard & Poor's 500 Stock Index is a broad equity market index published by Standard & Poor's. The Old and New Peer Group was selected by the Company and includes the companies listed in the footnotes to the graph below. Cumulative total return is measured by dividing: (i) the sum of (a) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (b) the difference between the share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period.

          The dollar values for total shareholder return plotted in the graph below are shown in the following table:

	2001	2002	2003	2004	2005	2006

Manatron	$ 100	$ 127.29	$ 220.61	$ 241.29	$ 283.20	$ 215.91
S & P 500	100	87.37	75.74	93.07	98.97	114.23
Old Peer Group (1)	100	139.85	111.21	160.31	169.74	193.07
New Peer Group (2)	100	142.72	124.74	143.46	139.17	173.44

(1)

The Old Peer Group consists of: CACI International Inc; CAM Commerce Solutions, Inc.; Dyntek, Inc. (formerly Tekinsight.com Inc.); Maximus, Inc.; NIC Inc. (f/k/a National Information Consortium, Inc.); PEC Solutions, Inc.; Telos Corporation; Tier Technologies, Inc.; and Tyler Technologies, Inc.

(2)

The New Peer Group consists of: Affiliated Computer Services, Inc.; CAM Commerce Solutions, Inc.; Constellation Software, Inc.; Dyntek, Inc. (formerly Tekinsight.com Inc.); Intergraph Corporation; Maximus, Inc.; NIC Inc. (f/k/a National Information Consortium, Inc.); Telos Corporation; Tier Technologies, Inc.; and Tyler Technologies, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers and persons who beneficially own more than 10% of the outstanding shares of the Company's Common Stock to file reports of ownership and changes in ownership of shares of Common Stock with the SEC. Directors and officers and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file with the SEC. Based solely on a review of the copies of the Section 16(a) reports received by it during the last fiscal year, or written representations from certain reporting persons that no reports on Form 5 were required to be filed by them for the 2006 fiscal year, the Company believes that its directors and officers complied with all Section 16(a) reporting and filing requirements during the Company's last fiscal year, except as described below.

•

A Form 4 for each of the following persons was reported four business days late with respect to the surrender of shares by Ms. Inosencio, Mr. McKinzie and Mr. Ulanski to cover the tax implications of restricted stock vestiges.

•	A Form 4 for Mr. Sylvester was filed nine days late with respect to the surrender of shares to cover the tax implications of restricted stock vestiges.

•	A Form 3 was filed 41 business days late for Mr. Kurt Wagner associated with the initial registration of shares held by Mr. Wagner subsequent to the ASIX Inc. acquisition.

SELECTION OF AUDITORS

The Board of Directors proposes the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the current fiscal year.

          Ernst & Young LLP ("Ernst & Young"), independent auditors and certified public accountants, has audited the financial statements of the Company for the fiscal year ended April 30, 2006, and the Company has selected Ernst & Young as its principal independent auditors for fiscal year 2007. Representatives of Ernst & Young are expected to be present at the 2006 Annual Meeting of Shareholders, will be provided with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

          The ratification of the selection of Ernst & Young as our independent auditors for fiscal 2007 to be voted on at the meeting will be approved if a majority of the shares that are voted at the meeting are voted in favor of ratification. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count to determine if a majority of shares voted in favor of this proposal.

Your Board of Directors Recommends That You
Vote FOR the ratification of the reappointment of Ernst & Young LLP

          Audit Fees. Ernst & Young billed the Company $119,175 for fiscal 2006 and $89,050 for fiscal 2005 for the annual audit of the Company's financial statements included on Form 10-K, reviews of the quarterly financial statements included in the Company's Form 10-Q filings and services normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

          Audit-Related Fees. Ernst & Young billed the Company $2,950 for fiscal 2006 and $11,500 for fiscal 2005 for assurance and related services that were reasonably related to the performance of the audit or a review of the financial statements and that are not reported as Audit Fees above, including the audit of the Company's Employee Stock Ownership and Salary Deferral Plan and other consultations not arising as part of the audit or quarterly reviews.

          Tax Fees. Ernst & Young did not perform tax compliance, tax advice or tax planning services for the Company in fiscal 2006 or fiscal 2005, and accordingly, it did not bill the Company for any such services.

          All Other Fees. Ernst & Young did not perform any services for the Company in fiscal 2006 or fiscal 2005 other than those described above, and accordingly, it did not bill the Company for any services other than as described above.

          In its determination of Ernst & Young's independence, the Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of the auditor.

          Pre-Approval Policies. The Audit Committee has adopted a Policy Regarding the Approval of Audit and Permissible Nonaudit Services Provided by the Independent Auditor. The policy requires that all services provided by the independent auditors, including audit-related services and non-audit services, must be pre-approved by the Audit Committee. The policy allows the Audit Committee to delegate to one or more members of the Audit Committee the authority to approve the independent auditors' services. The decisions of any Audit Committee member to whom authority is delegated to pre-approve services are reported to the full Audit Committee. The policy also provides that the Audit Committee will have authority and responsibility to approve and authorize payment of the independent auditors' fees. Finally, the policy sets forth certain services that the independent auditors are prohibited from providing to the Company. Although Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 permits de minimis exceptions to the preapproval requirements, the policy requires the pre-approval of all services provided by the independent auditor.

APPROVAL OF THE MANATRON, INC.
2006 EXECUTIVE STOCK INCENTIVE PLAN

The Board of Directors proposes the approval of the Manatron, Inc. 2006 Executive Stock Plan.

Purpose of Plan

          During the course of developing and assessing business and strategic objectives, Paul Sylvester, Chief Executive Officer and the Board of Directors of Manatron, Inc. focused on the critical roles which are played and which will need to continue to be played by five key members of the Company's Leadership Team: G. William McKinzie, President and Chief Operating Officer; Early L. Stephens, Chief Technology and Marketing Officer; Marty A. Ulanski, Executive Vice President-Business Development and Sales; Krista L. Inosencio, Chief Financial Officer; and Mary N. Gephart, Vice President-Human Resources and Administration.

          The Board of Directors believes that the Company's long-term interests are best advanced by more fully aligning the interests of these Leadership Team members and one or more future key executives that may be named by the Compensation Committee (the "Executives") with the interests of its shareholders. Therefore, to provide incentives and rewards for achievement of certain goals, the Board of Directors adopted and approved, subject to shareholder approval, the Manatron, Inc. Executive Stock

Incentive Plan (the "Incentive Plan"). The two major goals of the Incentive Plan considered and adopted by the Board of Directors were for the Company to achieve targeted levels of EBITDA over the next five years and to achieve EBITDA per share targets $1.40 and $1.55 per share. The vesting of options under the Incentive Plan are not directly related to the performance of the Company's stock because this would add a lot of complexity and cost to the Incentive Plan. (See Terms of the Grant) Instead, the Board of Directors chose targets based on the Company's EBITDA reaching certain levels. Based on research and financial data relative to the industry in which the Company operates, the Board of Directors used a stock price multiple of approximately 11.71 times EBITDA for purposes of the Incentive Plan. This multiple was obtained from research conducted by Aswath Damodaran, Professor of Finance and David Margolis Teaching Fellow at the Stern School of Business at New York University and is available on his website at Values by Sector, http://pages.stern.nyu.edu/~adamodar. While the research involved a total database of 7,113 firms in multiple industry sectors, the Board of Directors focused on the Computer Software and Services Sector which consisted of 395 companies including the Company. Using this multiple, an EBITDA per share target of $1.40 should result in a stock price of $16.00 per share and an EBITDA per share target of $1.55 should result in a stock price of $18.00 per share.

          The following is a summary of the material features of the Incentive Plan; however, it is not a complete description of the Incentive Plan and, therefore, you should not rely solely on it for a detailed description of every aspect of the Incentive Plan. The summary is qualified in its entirety by reference to terms of the Incentive Plan, a copy of which is attached as Appendix A to this Proxy Statement. Included in the summary is information regarding the effect of U.S. federal tax laws upon Executives and the Company. This information is not a complete summary of such tax laws and does not discuss the income tax laws of any state or foreign country in which an Executive may reside, and is subject to change. Capitalized terms not otherwise defined in this summary shall have the meanings ascribed to them in the Incentive Plan.

Authorized Shares

          Subject to certain anti-dilution and other adjustments, 600,000 shares of Manatron Common Stock would be available for Incentive Awards under the Incentive Plan. Shares of Common Stock authorized under the Plan would either be unissued shares or shares issued and repurchased by the Company (including shares purchased on the open market). Shares subject to Incentive Awards that are canceled, surrendered, modified, exchanged for substitute Incentive Awards, or expire or terminate prior to the exercise or vesting of the Incentive Award would remain available under the Incentive Plan. The Incentive Plan would not allow any Executive to receive, in any Plan Year, Incentive Awards issued under the Incentive Plan with respect to more than 25% of the total number of shares available under the Incentive Plan.

Administration of the Incentive Plan

          The Incentive Plan would be administered by the Compensation Committee or such other committee as the Board of Directors may designate for that purpose.

Terms of the Grant

          The Incentive Plan would grant the Executives a specific number of options to purchase shares of Common Stock for the Market Value of Manatron Common Stock on October 5, 2006. Market Value shall be the closing price of the Company's stock on the NASDAQ exchange on October 5, 2006 unless this amount is below $6.00 per share, in which case the Market Value shall be $6.00 per share. The Company would receive no consideration upon the grant of these options other than the services of the Executives.

          Upon shareholder approval, the Executives will be granted the following number of stock options:

NEW PLAN BENEFITS Manatron, Inc. Executive Stock Incentive Plan

Name and Position	Number of Options
G. William McKinzie, President and Chief Operating Officer	100,000
Early L. Stephens, Chief Technology and Marketing Officer	100,000
Marty A. Ulanski, Executive Vice President-Business Development and Sales	100,000
Krista L. Inosencio, Vice President-Finance and Chief Financial Officer	80,000
Mary N. Gephart, Vice President- Human Resources and Administration	50,000

Executive Group	430,000

Because the benefits under the Incentive Plan will depend on the actions of the Company and the fair market value of the Company's Common Stock at various future dates, the benefits payable under the Incentive Plan and the benefits that would have been payable had the Incentive Plan been in effect during the most recent fiscal year are not determinable.

Up to a maximum of 50% of a Participant's Stock Option may vest following the completion of the Company's fiscal year for the next five years in the percentages set forth below and based on the Company's EBITDA reaching the corresponding levels:

          (a)          For the fiscal year ending April 30, 2007, if the Company's EBITDA is greater than $3 million, then the Participant may exercise up to 10% of Participant's Stock Option; if the Company's EBITDA is greater than $4 million then the Participant may exercise up to 15% of Participant's Stock Option; and if the Company's EBITDA is greater than $5 million then the Participant may exercise up to 20% of Participant's Stock Option.

          (b)          For the fiscal year ending April 30, 2008, if the Company's EBITDA is greater than $4 million, then the Participant may exercise up to 10% of Participant's Stock Option; if the Company's EBITDA is greater than $5 million, then the Participant may exercise up to 15% of Participant's Stock Option; and if the Company's EBITDA is greater than $6 million, then the Participant may exercise up to 20% of Participant's Stock Option.

          (c)          For the fiscal year ending April 30, 2009, if the Company's EBITDA is greater than $5 million, then the Participant may exercise up to 10% of Participant's Stock Option; if the Company's EBITDA is greater than $6 million, then the Participant may exercise up to 15% of Participant's Stock Option; and if the Company's EBITDA is greater than $7 million, then the Participant may exercise up to 20% of Participant's Stock Option.

          (d)          For the fiscal year ending April 30, 2010, if the Company's EBITDA is greater than $6 million, then the Participant may exercise up to 10% of Participant's Stock Option; if the Company's EBITDA is greater than $7 million, then the Participant may exercise up to 15% of

Participant's Stock Option; and if the Company's EBITDA is greater than $8 million, then the Participant may exercise up to 20% of Participant's Stock Option.

          (e)          For the fiscal year ending April 30, 2011, if the Company's EBITDA is greater than $7 million, then the Participant may exercise up to 10% of Participant's Stock Option; if the Company's EBITDA is greater than $8 million, then the Participant may exercise up to 15% of Participant's Stock Option; and if the Company's EBITDA is greater than $9 million, then the Participant may exercise up to 20% of Participant's Stock Option.

Up to a maximum of 50% of a Participant's Stock Option may vest following the completion of the Company's fiscal year for the next ten years in the percentages set forth below and based on the Company's EBITDA per share reaching the corresponding levels, provided that the Company's net revenue must have been at least $45 million during at least one full fiscal year of the Company prior to this portion of the vesting taking effect. If that is the case, then:

          (a)          25% of a Participant's Stock Options will vest following the close of the fiscal year in which the Company has achieved EBITDA per Share of at least $1.40 per share.

          (b)          25% of a Participant's Stock Options will vest following the close of the fiscal year in which the Company has achieved EBITDA per Share of at least $1.55 per share.

          In addition to the stock price and net revenue conditions above, the Incentive Plan imposes certain conditions that either accelerate or cancel the Executive's right to exercise the options depending on his or her status as an employee of the Company. For example, if any Executive dies or becomes permanently disabled before exercising the stock options, his or her personal representative or him or her, as applicable, could exercise the options at any time within one year of the event, but only to the extent that the Executive could have exercised the options at the time of his or her death or disability.

          If the Executive ceases to be employed by the Company for any reason, other than the Executive's death or disability or as set forth below, the Executive may exercise his or her stock options for a period of three months after such termination of employment status, but only to the extent that the Executive was entitled to exercise the stock option on the date of termination, unless the Compensation Committee consents otherwise. If the Executive terminates his or her employment with the Company for good reason (as defined in the Executive's employment agreement with the Company) or if the Company terminates the Executive without Cause, then the Executive may exercise his or her Stock Options for a period of three months after such termination, whether or not the Executive was entitled to exercise the Stock Options on the date of termination.

          Finally, if there is a change of control of the Company, all outstanding stock options will be immediately exercisable in full and will remain exercisable during the remaining term of the Plan. The Incentive Plan's definition of "change in control" is as follows: (a) the acquisition, by a Person or more than one person acting as a group, of more than 50% of the (i) total gross fair market value of the Company's consolidated assets (in a single transfer or a series of related transactions) or (ii) total fair market value or total voting power of the Common Stock of the Company; (b) any reorganization, merger or consolidation of the Company, the substantive effect of which is the sale or disposition of the controlling interest in the voting stock of the Company (excluding any such transaction in which the current shareholders of the Company, or their descendents, immediately prior to the transaction continue to beneficially own a controlling interest in the successor corporation immediately following the consummation of the transaction so long as the successor assumes, on an equitable basis, the obligations of the Company under this Agreement); or (c) the replacement of the majority of the members of the

Company's current Board of Directors during any 12-month period whose appointment or election is not endorsed by the majority of the Board of Directors prior to the date of appointment or election.

          Any options granted under the Incentive Plan are not exercisable subsequent to 10 years from the Effective Date of the Incentive Plan. When exercising all or a portion of his or her stock options, the Executive may pay the exercise price with cash or, with the consent of the Compensation Committee, shares of Common Stock (including Common Stock to be received upon a simultaneous exercise) or other consideration substantially equivalent to cash. The Compensation Committee may also, from time to time, authorize payment of the stock option price in the form of a promissory note. Unless the Compensation Committee otherwise consents, the Executive may not transfer any incentive stock option except by will or the laws of decent. All stock options that are not incentive stock options may be transferred, but only after the transferee executes an agreement permitting the Company to withhold from the shares a number of shares having a Market Value at least equal to the amount of any federal, state or local withholding or other taxes associated with or resulting from the exercise of such non-incentive stock option.

          The Board of Directors may terminate the Incentive Plan at any time, or may from time to time amend the Plan. No termination, amendment or modification of the Incentive Plan will become effective with respect to any Incentive Award previously granted under the Incentive Plan without the prior written consent of the Participant holding such Incentive Award unless such amendment or modification operates solely to the benefit of the Participant.

          The Incentive Plan would not be qualified under Section 401(a) of the Code, nor would it be subject to the Employee Retirement Income Security Act of 1974. The Company may register the shares under the Securities Act of 1933. Holders of options under the Incentive Plan will have no rights of a shareholder until the options are exercised and the shares are purchased.

Tax Considerations

          For federal income tax purposes, an Executive would not recognize income and the Company would not receive a deduction upon the grant of any options qualifying as incentive stock options. An Executive exercising an incentive stock option would not recognize income at the time of the exercise. The difference between the market value and the exercise price would, however, be a tax preference item for purposes of calculating alternative minimum tax. Upon sale of the stock, as long as the Executive (i) held the stock for at least one year after the exercise of the stock option and at least two years after the grant of the stock option, and (ii) the stock option is exercised not later than three months after termination of employment (one year in the event of disability), the Executive's basis would equal the exercise price and the Executive would pay tax on the difference between the sale proceeds and the exercise price as capital gain. The Company would receive no deduction for federal income tax purposes. Special rules apply when an Executive dies. If, before the expiration of either of the above holding periods, the Executive sold shares acquired under an incentive stock option, the tax deferral would be lost and the Executive generally would recognize compensation income equal to the difference between the exercise price and the fair market value at the time of exercise. The Company would then receive a corresponding deduction for federal income tax purposes, except to the extent that deduction limits of Section 162(m) of the Internal Revenue Code apply. Additional gains, if any, recognized by the Executive would result in the recognition of short- or long-term capital gain.

          Federal income tax laws provide different rules for nonqualified options. Under current federal income tax laws, an Executive would not recognize any income and the Company would not receive a deduction at the time a nonqualified option is granted. If a nonqualified option is exercised, the Executive would recognize compensation income in the year of exercise equal to the difference between the exercise price and the fair market value on the date of exercise. The Company would receive a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. The Executive's tax basis in the shares acquired would be increased by the amount of compensation income recognized. Sale of the stock after exercise would result in recognition of short- or long-term capital gain or loss.

          Section 162(m) of the Code limits the annual income tax deduction that may be claimed by a publicly held corporation for compensation paid to its chief executive officer and to the four most highly compensated officers other than the chief executive officer to $1,000,000. Qualified "performance-based" compensation is exempt from the $1,000,000 limit and may be deducted even if other compensation exceeds $1,000,000. The options granted under the Incentive Plan are intended to qualify as performance-based compensation pursuant to Section 162(m) and, thereby, any compensation received pursuant to the options (in light of the tax rules discussed above) should be deemed tax deductible for the Company.

          The Company may withhold from any cash otherwise payable to the Executive or require the Executive to remit to the Company an amount sufficient to satisfy all applicable federal, state and local withholding taxes. Withholding may be satisfied by withholding Common Stock to be received upon exercise of a stock option or right to receive restricted stock or by delivery to the Company of shares of previously owned Common Stock.

Registration of Shares

          The Company intends to register the shares covered by the Incentive Plan under the Securities Act of 1933 before any stock options could be exercised.

Vote Required and the Recommendation of the Board

          The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and voting on this proposal is required to approve the Incentive Plan. For purposes of counting votes on this proposal, abstentions, broker non-votes and other shares not voted will not be counted as voted on this proposal, and the number of shares of which a majority is required will be reduced by the number of shares not voted.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE FOR APPROVAL OF THE MANATRON, INC.
2006 EXECUTIVE STOCK INCENTIVE PLAN

SHAREHOLDER PROPOSALS

          Proposals that shareholders intend to present at the Annual Meeting of Shareholders in 2007 and that a shareholder would like to have included in the proxy statement and form of proxy relating to that meeting must be received by the Company no later than May 5, 2007, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Such proposals of shareholders should be made in accordance with Securities and Exchange Commission Rule 14a-8 and should be addressed to the Secretary of Manatron, Inc., 510 East Milham Avenue, Portage, Michigan 49002. All other proposals of shareholders that are intended to be presented at the Annual Meeting of Shareholders in 2007 must be received by the Company not later than May 5, 2007, or they will be considered untimely.

SOLICITATION OF PROXIES

          The Company will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy materials to beneficial owners. Solicitation of proxies will be made initially by mail. In addition, directors, officers and employees of the Company and its subsidiaries may solicit proxies personally or by telephone or facsimile without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials or otherwise communicate with beneficial owners of shares held by them. The Company has retained Georgeson Inc. at an estimated cost of $6,000, plus expenses and disbursements, to assist in the solicitation of proxies.

Portage, Michigan September 1, 2006	BY ORDER OF THE BOARD OF DIRECTORS Jane M. Rix Secretary

APPENDIX A

MANATRON, INC.
2006 EXECUTIVE STOCK INCENTIVE PLAN

SECTION 1

ESTABLISHMENT OF PLAN; PURPOSE OF PLAN

          1.1          Establishment of Plan. MANATRON, INC. (the "Company") hereby establishes the 2006 EXECUTIVE STOCK INCENTIVE PLAN (the "Plan") for Mary N. Gephart, Krista L. Inosencio, G. William McKinzie, Early L. Stephens, Marty A. Ulanski, one or more future key executives that may be named by the Committee in its sole discretion (each a "Participant" and collectively the "Participants"). The Plan permits the grant and award of Stock Options.

          1.2          Purpose of Plan. The purpose of the Plan is to provide certain key executives of the Company and its Subsidiaries with an increased incentive to make significant contributions to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of key executives with the interests of the Company's shareholders through the opportunity for increased stock ownership and to attract and retain key executives of exceptional abilities. The Plan is further intended to provide flexibility to the Company in structuring long-term incentive compensation to best promote the foregoing objectives.

SECTION 2

DEFINITIONS

                    The following words have the following meanings unless a different meaning is plainly required by the context:

          2.1          "Act" means the Securities Exchange Act of 1934, as amended.

          2.2          "Board" means the Board of Directors of the Company.

          2.3          "Cause" when used in connection with termination of employment, will have the meaning given to such term in any employment or other similar agreement between the Company and the applicable Participant. In the absence of any agreement between the Company and a Participant that provides any definition of "cause," the term "Cause" for the purposes of the Plan will mean a Participant's neglect, continued failure or inability to perform, or poor performance of, duties, consistent failure to attain assigned objectives, misappropriation of Company property, intentional damage to Company property, activities in aid of a competitor, insubordination, dishonesty, conviction of a crime involving moral turpitude or performance of any act (including any dishonest or fraudulent act) detrimental to the interests of the Company. A determination by the Committee that a Participant has been terminated for "cause" will be conclusive and binding on the Participant.

          2.4          "Change in Control" means:

          (a)          the acquisition, by a Person or more than one person acting as a group, of more than 50% of the (i) total gross fair market value of the Company's consolidated assets (in a single transfer or a series of related transactions) or (ii) total fair market value or total voting power of the Common Stock of the Company;

          (b)          any reorganization, merger or consolidation of the Company, the substantive effect of which is the sale or disposition of the controlling interest in the voting stock of the Company (excluding any such transaction in which the current shareholders of the Company, or their descendents, immediately prior to the transaction continue to beneficially own a controlling interest in the successor corporation immediately following the consummation of the transaction so long as the successor assumes, on an equitable basis, the obligations of the Company under this Agreement); or

          (c)          the replacement of the majority of the members of the Company's current Board of Directors during any 12-month period whose appointment or election is not endorsed by the majority of the Board of Directors prior to the date of appointment or election.

          2.5          "Code" means the Internal Revenue Code of 1986, as amended.

          2.6          "Committee" means the Compensation Committee of the Board or such other committee as the Board shall designate to administer the Plan. The Committee shall consist of at least two members of the Board and all of its members shall be "non-employee directors" as defined in Rule 16b-3 issued under the Act and "outside directors" as defined in the regulations under Section 162(m) of the Code.

          2.7          "Common Stock" means the common stock, without par value, of the Company.

          2.8          "Company" means Manatron, Inc., a Michigan corporation, and its successors and assigns.

          2.9          "Disability" means: (a) a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) a Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of Company.

          2.10          "EBITDA" means the Company's net income or loss before interest expense (net of interest income), income tax expense, depreciation and amortization determined by applying generally accepted accounting principles (as applied in the United States of America) and accounting practices of the Company that are consistent with the previous accounting periods.

          2.11          "EBITDA Per Share" means EBITDA divided by the total number of shares of the common stock of the Company outstanding at the end of the respective fiscal year.

          2.12          "Incentive Award" means the award or grant of a Stock Option to a Participant pursuant to the Plan.

          2.13          "Market Value" shall equal the mean of the highest and lowest closing sales prices of shares of Common Stock on the Nasdaq SmallCap Market (or any successor exchange that is the primary stock exchange for trading of Common Stock) on the date of grant, or if the Nasdaq SmallCap Market (or any such successor) is closed on that date, the last preceding date on which the Nasdaq SmallCap Market (or any such successor) was open for trading and on which shares of Common Stock were traded provided, however, if the Market Value as defined above is less than $6.00 per share, the Market Value shall be equal to $6.00.

          2.14          "Person" has the same meaning as set forth in Sections 13(d) and 14(d)(2) of the Act.

          2.15          "Plan Year" means the 12-month period beginning on May 1 of each year, except that the Plan Year for purposes of the year in which the Plan becomes effective shall be that period between the effective date of the Plan and April 30 of such year.

          2.16          "Stock Option" means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, a Stock Option may be either an incentive stock option within the meaning of Section 422(b) of the Code or a nonqualified stock option.

          2.17          "Subsidiary" means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company.

SECTION 3

ADMINISTRATION

          3.1          Power and Authority. The Committee will administer the Plan, will have full power and authority to interpret the provisions of the Plan and Incentive Awards granted under the Plan and will have full power and authority to supervise the administration of the Plan and Incentive Awards granted under the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan will be final and conclusive. The Committee will hold its meetings at such times and places as it deems advisable. Action may be taken by a written instrument signed by a majority of the members of the Committee and any action so taken will be fully as effective as if it had been taken at a meeting duly called and held. The Committee will make such rules and regulations for the conduct of its business as it considers advisable.

          3.2          Amendments or Modifications of Awards. The Committee will have the authority to amend or modify the terms of any outstanding Incentive Award in any manner, provided that the amended or modified terms are not prohibited by the Plan as then in effect, including, without limitation, the authority to: (a) modify the number of shares or other terms and conditions of an Incentive Award; (b) extend the term of an Incentive Award; (c) accelerate the exercisability or vesting or otherwise terminate any restrictions relating to an Incentive Award; (d) accept the surrender of any outstanding Incentive Award; and (e) to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards.

          3.3          Indemnification of Committee Members. Each person who is or will have been a member of the Committee will be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan. Each such person will be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons.

SECTION 4

SHARES SUBJECT TO THE PLAN

          4.1          Number of Shares. A maximum of 600,000 shares of Common Stock will be available for Incentive Awards under the Plan, subject to adjustment as provided in Section 4.2 of the Plan. Shares of Common Stock available under the Plan will be authorized and unissued shares. There shall be carried forward and available for Incentive Awards under the Plan all of the following: (i) shares subject to Incentive Awards that are canceled, surrendered, modified, exchanged for substitute Incentive Awards or expire or terminate prior to the exercise or vesting of the Incentive Award in full, and (ii) shares that are surrendered to the Company in connection with the exercise or vesting of an Incentive Award, whether previously owned or otherwise subject to such Incentive Awards. Such shares shall be authorized and may be either unissued shares or shares repurchased by the Company, including shares purchased on the open market.

          4.2          Limitation Upon Incentive Awards. No Participant shall be granted, during any Plan Year, Incentive Awards with respect to more than one quarter of the total number of shares of Common Stock available for Incentive Awards for that Plan Year under the Plan set forth in Section 4.1 of the Plan, subject to adjustment as provided in Section 4.3 of the Plan. The purpose of this Section 4.2 is to ensure that the Plan provides performance-based compensation under Section 162(m) of the Code and this Section 4.2 shall be interpreted, administered and amended if necessary to achieve that purpose.

          4.3          Adjustments. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination, exchange of shares or any other change in the corporate structure or shares of the Company, the number and kind of securities subject to and reserved under the Plan, together with applicable exercise prices, will be appropriately adjusted. No fractional shares will be issued pursuant to the Plan and any fractional shares resulting from adjustments will be eliminated from the respective Incentive Awards, with an appropriate cash adjustment for the value of any Incentive Awards eliminated. If an Incentive Award is canceled, surrendered, modified, exchanged for a substitute Incentive Award or expires or terminates during the term of the Plan but prior to the exercise or vesting of the Incentive Award in full, the shares subject to but not delivered under such Incentive Award will be available for other Incentive Awards. If shares of Common Stock are surrendered to the Company in connection with the exercise or vesting of an Incentive Award, the surrendered shares will be available for other Incentive Awards under the Plan.

SECTION 5

STOCK OPTIONS

          5.1          Grant. The Committee grants to each Participant the number of Stock Options to purchase shares of the Company's Common Stock, no par value, as set forth immediately below. Stock Options under the Plan are granted with an exercise price of $[Market Value at Time of Grant or in the event Market Value is less than $6.00, the price will be $6.00].

Participant	Number of Stock Options
Mary N. Gephart	50,000
Krista L. Inosencio	80,000
G. William McKinzie	100,000
Early L. Stephens	100,000
Marty A. Ulanski	100,000

The Stock Options cannot be exercised subsequent to 10 years from the Effective Date of the Plan. The Stock Options may only be exercised as follows:

(a)          Up to a maximum of 50% of a Participant's Stock Option may vest following the completion of the Company's fiscal year for the next five years in the percentages set forth below and based on the Company's EBITDA reaching the corresponding levels:

(i)          For the fiscal year ending April 30, 2007, if the Company's EBITDA is greater than $3 million, then the Participant may exercise up to 10% of Participant's Stock Option; if the Company's EBITDA is greater than $4 million then the Participant may exercise up to 15% of Participant's Stock Option; and if the Company's EBITDA is greater than $5 million then the Participant may exercise up to 20% of Participant's Stock Option.

(ii)          For the fiscal year ending April 30, 2008, if the Company's EBITDA is greater than $4 million, then the Participant may exercise up to 10% of Participant's Stock Option; if the Company's EBITDA is greater than $5 million, then the Participant may exercise up to 15% of Participant's Stock Option; and if the Company's EBITDA is greater than $6 million, then the Participant may exercise up to 20% of Participant's Stock Option.

(iii)          For the fiscal year ending April 30, 2009, if the Company's EBITDA is greater than $5 million, then the Participant may exercise up to 10% of Participant's Stock Option; if the Company's EBITDA is greater than $6 million, then the Participant may exercise up to 15% of Participant's Stock Option; and if the Company's EBITDA is greater than $7 million, then the Participant may exercise up to 20% of Participant's Stock Option.

(iv)          For the fiscal year ending April 30, 2010, if the Company's EBITDA is greater than $6 million, then the Participant may exercise up to 10% of Participant's Stock Option; if the Company's EBITDA is greater than $7 million, then the Participant may exercise up to 15% of Participant's Stock Option; and if the Company's EBITDA is greater than $8 million, then the Participant may exercise up to 20% of Participant's Stock Option.

(v)          For the fiscal year ending April 30, 2011, if the Company's EBITDA is greater than $7 million, then the Participant may exercise up to 10% of Participant's Stock Option; if the Company's EBITDA is greater than $8 million, then the Participant may exercise up to 15% of Participant's Stock Option; and if the Company's EBITDA is greater than $9 million, then the Participant may exercise up to 20% of Participant's Stock Option.

(b)          Up to a maximum of 50% of a Participant's Stock Option may vest following the completion of the Company's fiscal year for the next ten years in the percentages set forth below and based on the Company's EBITDA per share reaching the corresponding levels, provided that the Company's net revenue must have been at least $45 million during at least one full fiscal year of the Company prior to this portion of the vesting taking effect. If that is the case, then:

(i)          25% of a Participant's Stock Options will vest following the close of the fiscal year in which the Company has achieved EBITDA Per Share of at least $1.40 per share.

(ii)          25% of a Participant's Stock Options will vest following the close of the fiscal year in which the Company has achieved EBITDA Per Share of at least $1.55 per share.

          5.3          Stock Option Agreements. Stock Options will be evidenced by stock option agreements containing such terms and conditions, consistent with the provisions of the Plan, as the Committee will from time to time determine. To the extent not covered by the stock option agreement, the terms and conditions of this Section 5 will govern.

          5.4          Stock Option Price. The per share Stock Option exercise price will be determined by the Committee. The per share Stock Option exercise price for any shares, whether incentive or non-qualified stock options, will be equal to or greater than 100% of the Market Value on the date of grant.

          5.5          Medium and Time of Payment. The exercise price for each share purchased pursuant to a Stock Option granted under the Plan will be payable in cash or, if the Committee consents or if a Participant's stock option agreement so provides, in shares of Common Stock (including Common Stock to be received upon a simultaneous exercise) or other consideration substantially equivalent to cash. The time and terms of payment may be amended with the consent of a Participant before or after exercise of a Stock Option. The Committee may from time to time authorize payment of all or a portion of the Stock Option price in the form of a promissory note or other deferred payment installments according to such terms as the Committee may approve. The Board may restrict or suspend the power of the Committee to permit such loans and may require that security be provided.

          5.6          Stock Options Granted to 10% Shareholders. No Stock Option granted to any Participant who at the time of such grant owns, together with stock attributed to such Participant under Section 424(d) of the Code, more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries may be designated as an incentive stock option, unless such Stock Option provides an exercise price equal to at least 110% of the Market Value of the Common Stock and the exercise of the Stock Option after the expiration of 5 years from the date of grant of the Stock Option is prohibited by its terms.

          5.7          Limits on Exercisability. Stock Options will be exercisable for such periods, not to exceed 10 years from the date of the effective date of the Plan. At the time of exercise of a Stock Option, the holder of the Stock Option, if requested by the Committee, must represent to the Company that the shares are being acquired for investment and not with a view to their distribution. The Committee may in its discretion require a Participant to continue the Participant's service with the Company and its Subsidiaries for a certain length of time as a condition to a Stock Option becoming exercisable.

          5.8          Restrictions on Transferability.

          (a)          General. Unless the Committee otherwise consents (before or after the option grant) or unless the stock option agreement or grant provides otherwise: (i) no incentive stock option granted under the Plan may be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated except by will or the laws of descent and distribution; and (ii) all Stock Options that are not incentive stock options may be transferred; provided, that as a condition to any such transfer the transferee must execute a written agreement permitting the Company to withhold from the shares subject to the Incentive Award a number of shares having a Market Value at least equal to the amount of any federal, state or local withholding or other taxes associated with or resulting from the exercise of a Stock Option.

          (b)          Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to the exercise of a Stock Option under the Plan as the Committee considers advisable, including, without limitation, restrictions under applicable federal or state securities laws.

          5.9          Termination of Employment Status.

          (a)          General. If a Participant ceases to be employed by the Company or one of its Subsidiaries for any reason, other than the Participant's death or Disability or as otherwise set forth below, the Participant may exercise his or her Stock Options only for a period of three months after such termination of employment status, but only to the extent the Participant was entitled to exercise the Stock Options on the date of termination, unless the Committee otherwise consents or the terms of the stock option agreement or grant provide otherwise. For purposes of the Plan, the following will not be considered a termination of employment status: (i) a transfer of an employee among the Company and its Subsidiaries; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided that the employee's right to reemployment is guaranteed either by statute or contract; or (iv) a termination of employment with continued service as a director or officer. If the Executive terminates his or her employment with the Company for good reason (as defined in the Executive's employment agreement with the Company) or if the Company terminates the Executive without Cause, then the Executive may exercise his or her Stock Options for a period of three months after such termination, whether or not the Executive was entitled to exercise the Stock Option on the date of termination.

          (b)          Death. If a Participant dies either while an employee of the Company or one of its Subsidiaries or after the termination of employment other than for Cause but during the time when the Participant could have exercised a Stock Option under the Plan, the Stock Option issued to such Participant will be exercisable by the personal representative of such Participant, or other successor to the interest of the Participant for one year after the Participant's death, but only to the extent that the Participant was entitled to exercise the Stock Option on the date of death or termination of employment, whichever first occurred, unless the Committee otherwise consents or the terms of the stock option agreement or grant provide otherwise.

          (c)          Disability. If a Participant ceases to be an employee of the Company or one of its Subsidiaries due to the Participant's Disability, the Participant may exercise a Stock Option for a period of one year following such termination of employment, but only to the extent that the Participant was entitled to exercise the Stock Option on the date of such event, unless the Committee otherwise consents or the terms of the stock option agreement or grant provide otherwise.

SECTION 6

CHANGE IN CONTROL

          6.1          Acceleration of Vesting. If a Change in Control of the Company occurs, then, unless the Committee or the Board otherwise determines with respect to one or more Incentive Awards, all outstanding Stock Options will become immediately exercisable in full and will remain exercisable during the remaining term thereof, regardless of whether the Participants to whom such Stock Options have been granted remain in the employ or service of the Company or any Subsidiary.

          6.2          Cash Payment for Stock Options. If a Change in Control of the Company occurs, then the Committee, in its sole discretion, and without the consent of any Participant affected thereby, may determine that some or all Participants holding outstanding Stock Options will receive, with respect to some or all of the shares of Common Stock subject to such Stock Options, as of the effective date of any such Change in Control of the Company, cash in an amount equal to the greater of the excess of (a) the highest sales price of the shares immediately prior to the effective date of such Change in Control of the Company or (b) the highest price per share actually paid in connection with any Change in Control of the Company, over the exercise price per share of such Stock Options.

SECTION 7

GENERAL PROVISIONS

          7.1          No Rights to Awards. No Participant or other person will have any claim to be granted any Incentive Award under the Plan and there is no obligation of uniformity of treatment of Participants or holders or beneficiaries of Incentive Awards under the Plan, except as otherwise provided under this Plan. The terms and conditions of Incentive Awards of the same type and the determination of the Committee to grant a waiver or modification of any Incentive Award and the terms and conditions thereof need not be the same with respect to each Participant or even the same Participant.

          7.2          Withholding. The Company or a Subsidiary will be entitled to: (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all amounts required to satisfy any and all federal, state and local withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of Common Stock received upon exercise of an incentive stock option; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Incentive Award. Unless the Committee determines otherwise, withholding may be satisfied by withholding Common Stock to be received upon exercise or by delivery to the Company of previously owned Common Stock. The Company may establish such rules and procedures concerning timing of any withholding election as it deems appropriate.

          7.3          Compliance With Laws; Listing and Registration of Shares. All Incentive Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) will be subject to all applicable laws, rules and regulations, and to the requirement that if at any time the Committee determines, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Incentive Award or the issue or purchase of shares thereunder, such Incentive Award may not be exercised in whole or in part, or the restrictions on such Incentive Award will not lapse, unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Committee.

          7.4          No Limit on Other Compensation Arrangements. Nothing contained in the Plan will prevent the Company or any Subsidiary from adopting, continuing in effect, or discontinuing other or additional compensation arrangements, including the grant of stock options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.

          7.5          No Right to Employment. The grant of an Incentive Award will not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary. The Company or any Subsidiary may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with a Participant.

          7.6          Suspension of Rights under Incentive Awards. The Company, by written notice to a Participant, may suspend a Participant's and any transferee's rights under any Incentive Award for a period not to exceed 30 days while the termination for Cause of that Participant's employment with the Company and its Subsidiaries is under consideration.

          7.7          Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan will be determined in accordance with the laws of the State of Michigan and applicable federal law.

          7.8          Severability. In the event any provision of the Plan will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the Plan and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

SECTION 8

TERMINATION AND AMENDMENT

                    The Board may terminate the Plan at any time, or may from time to time amend the Plan. No termination, amendment or modification of the Plan will become effective with respect to any Incentive Award previously granted under the Plan without the prior written consent of the Participant holding such Incentive Award unless such amendment or modification operates solely to the benefit of the Participant.

SECTION 9

EFFECTIVE DATE AND DURATION OF THE PLAN

                    It is anticipated that this Plan will take effect on October 5, 2006 (the "Effective Date"), the date of approval of the Plan by the Company's shareholders at the 2006 regular meeting of shareholders. Unless earlier terminated by the Board of Directors, the Plan will terminate on the date 10 years after that date in the previous sentence.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY MANATRON, INC.
			For All	With- hold All	For All Except*
This Proxy is Solicited on Behalf of the Board of Directors		1. ELECTION OF DIRECTORS:	☐	☐	☐

    The undersigned shareholder hereby appoints Randall L.
Peat and Paul R. Sylvester, and each of them, each with full power of substitution, proxies to represent the shareholder
listed in this Proxy and to vote all shares of Common Stock
of Manatron, Inc. that the undersigned would be entitled to
vote on all matters which come before the Annual Meeting of
Shareholders to be held at the Western Michigan University
Fetzer Center, in Kalamazoo, Michigan, on Thursday,
October 5, 2006, at 10:00 a.m., and any adjournment
of that meeting.

Nominees: Richard J. Holloman, Harry C. Vorys and W. Scott Baker to serve terms expiring in 2009.

*(INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.)

			For	Against	Abstain
		2. PROPOSAL TO APPROVE THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR:	☐	☐	☐

			For	Against	Abstain
		3. PROPOSAL TO APPROVE THE MANATRON, INC. 2006 EXECUTIVE STOCK INCENTIVE PLAN:	☐	☐	☐

This Proxy is Solicited on Behalf of the Board of Directors

Your board of directors recommends that you VOTE FOR ALL NOMINEES AND FOR APPROVAL OF THE PROPOSALS IDENTIFIED ON THIS PROXY.

Please be sure to sign and date this Proxy in the box below.	Date

     If this Proxy is properly executed, the shares represented by this Proxy will be voted as specified. If no specification is made, the shares represented by this Proxy will be voted for the election of all nominees named on this Proxy for directors and for approval of all of the proposals identified on this Proxy . The shares represented by this Proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting.

Shareholder sign above---Co-holder (if any) sign above

     IMPORTANT--Please sign exactly as your name(s) appears on this Proxy. When signing on behalf of a corporation, partnership, estate, or trust, indicate title or capacity of person signing. If shares are held jointly, each holder should sign.

+ Detach above card, sign, date and mail in postage paid envelope provided. +

MANATRON, INC.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.